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FYE 6/97
                            ACTIVE ASSET MONEY TRUST

          Exhibit 16: Schedule for computation of each performance quotation provided in the Statement of Additional Information.


(16)      The Trust's current yield for the seven days ending June 30, 1997
          (A-B)   x   365/N

          (1.001 -1)  x  365/7      =             5.21%

          The Trust's effective annualized yield for the seven days ending June 30, 1997

                  365/N
          A              - 1

                  365/7
          1.001          - 1        =         5.35%

          A =  Value of a share of the Trust at end of period.
          A = Value of a share of the Trust at beginning of period. N = Number of days in the period.


CALCULATION

(1.001 -1)  x  365/7
  =       5.21%

((1.001)  ^ 52.142857-1)
  =       5.35%